Exhibit 99.1

Reliance Global Group Completes Sale of Altruis Benefit Consulting for $8 Million in Cash Plus Up to $1 Million Earnout

Second Non-Core Agency Sale Completed in September Under the Company’s Portfolio Monetization Strategy

$3.1 Million Secured Promissory Note Paid in Full on September 30, 2026.

LAKEWOOD, N.J., October 1, 2026 (GLOBE NEWSWIRE) — Reliance Global Group, Inc. (Nasdaq: EZRA) (“Reliance,” “EZRA” or the “Company”), an InsurTech company leveraging artificial intelligence, cloud computing and advanced technologies to transform the insurance agency/brokerage industry, today announced that it has completed the sale of substantially all of the assets of its Altruis Benefit Consulting (“Altruis”) subsidiary, a Michigan-based health insurance agency and benefits consulting business, for a cash purchase price of $8 million, plus an earnout of up to $1 million that may be earned over the three years following the closing. The $3.1 million secured promissory note delivered by the buyer at closing as part of the purchase price was paid in full on September 30, 2026.

Key Terms

●	Cash purchase price plus earnout. Of the $8 million cash purchase price, the Company has received approximately $7.5 million in cash, including payment in full of the buyer’s $3.1 million seller note, with the balance of $461,729 held by the buyer as customary indemnity and working capital holdbacks. In addition, the Company may earn up to $1 million in earnout payments over the three years following the closing, based on annual revenue growth of the acquired business.

●	Continued execution of the strategy. The Altruis sale follows the Company’s sale of Southwestern Montana Insurance Center, which closed on September 11, 2026, and represents continued execution of the portfolio monetization strategy of non-core agencies.

●	Transaction completed. The sale of Altruis closed on September 23, 2026.

Strategic Rationale

Reliance is engaged in the ongoing evaluation and selective monetization of non-core insurance agency assets to unlock value while accelerating its evolution into a technology-driven InsurTech company. By selectively monetizing established insurance operations, the Company is strengthening its balance sheet, improving its financial flexibility and redeploying capital into its proprietary AI platform, RELI Exchange and other strategic growth initiatives that management believes offer greater long-term growth opportunities. The Altruis sale provides the Company with an $8 million cash purchase price without the issuance of any shares of Reliance common stock.

“Completing the Altruis sale, following the Southwestern Montana transaction earlier this month, reflects the steady execution of our portfolio monetization strategy,” said Ezra Beyman, Chairman and Chief Executive Officer of Reliance Global Group. “With the buyer’s seller note now paid in full, the proceeds strengthen our balance sheet and give us more capacity to invest in our AI platform and the RELI Exchange network.”

“We will continue to evaluate opportunities across our agency portfolio,” Mr. Beyman continued. “Our focus is on allocating capital to the areas we believe offer the greatest long-term value for our shareholders.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (Nasdaq: EZRA) is an InsurTech company leveraging artificial intelligence, cloud computing and advanced technologies to transform the insurance agency/brokerage industry. Through its growing portfolio of proprietary AI solutions and insurance operations, the Company is focused on enhancing operational efficiency, improving customer experiences and creating long-term shareholder value. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact and may be identified by the use of words or expressions such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “target,” “project,” “potential,” or similar expressions, or by discussions of strategy, plans or intentions. Forward-looking statements in this press release include, without limitation, statements regarding: the amount, timing and payment of the earnout consideration, if any; the release of the indemnity and working capital holdbacks; any post-closing purchase price or working capital adjustments; the anticipated benefits of the completed sale of Altruis; the Company’s use of proceeds and the anticipated effects of the transaction on the Company’s cash position, capital structure and financial flexibility; the Company’s portfolio monetization strategy, including the monetization of mature insurance distribution assets and the redeployment of capital; and the continued development, deployment and potential commercialization of the Company’s proprietary artificial intelligence platform and its RELI Exchange InsurTech platform.

These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by these forward-looking statements.

Such risks and uncertainties include, without limitation: the risk that the earnout consideration is not earned or paid, in whole or in part; the risk of post-closing purchase price or working capital adjustments or indemnification claims, including against the holdback amounts; the loss of the revenue and operating cash flow historically contributed by Altruis and the resulting impact on the Company’s consolidated results of operations; the risk that net proceeds available to the Company are less than anticipated after transaction expenses and income taxes, including any limitation on the Company’s ability to utilize net operating loss carryforwards; the risk that the Company is unable to redeploy capital into initiatives that generate the anticipated returns; the Company’s ability to maintain compliance with the continued listing standards of The Nasdaq Capital Market; the Company’s ability to access additional capital on acceptable terms, or at all; the development, deployment, market acceptance and potential commercialization of the Company’s proprietary artificial intelligence technologies; competition, regulatory developments and other risks affecting the insurance brokerage and InsurTech industries; and general business, economic, market and geopolitical conditions. Additional information regarding these and other factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, copies of which are available free of charge at www.sec.gov.

Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: EZRA@crescendo-ir.com

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